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Exhibit 10.14

SOFTWARE SPECTRUM, INC.
SPECIAL RETENTION BONUS AGREEMENT

        This SPECIAL RETENTION BONUS AGREEMENT (this "Agreement") is made and entered into as of this 28th day of February, 2006, by and between Software Spectrum, Inc., a Delaware corporation (the "Company"), and Keith R. Coogan (the "Executive").

        WHEREAS, the Company and the Executive have agreed that it is in their respective best interests that (i) the ongoing services of the Executive be secured at this time; and (ii) the Executive fully devote his attention to maximizing the value of the Company and to managing the Company's participation in any potential sale of the Company;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

        1.    Definitions.

          (a)   "Acquired" shall have the meaning ascribed to that term in the definition of Sale Proceeds.

          (b)   "Acquiror" shall have the meaning ascribed to that term in the definition of Sale Proceeds.

          (c)   "Board" shall mean the Board of Directors of the Company.

          (d)   "Bonus Award" shall mean an amount equal to the sum of the Cash Bonus Payment and the Sale Bonus Payment.

          (e)   "Cash Bonus Payment" shall mean the sum of Quarterly Bonus Payments set forth and defined in Section 3(a), if any.

          (f)    "Cause" shall mean (i) fraud, embezzlement, defalcation or acts of gross negligence or gross misconduct on the part of the Executive in the course of his employment or services; (ii) the Executive's engagement in conduct that is materially injurious to the Company or a subsidiary; (iii) the Executive's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company's or a subsidiary's reputation and standing in the community; (iv) public or consistent drunkenness by the Executive or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or a subsidiary or which impairs, or could reasonably be expected to impair, the performance of the Executive's duties to the Company; or (v) willful failure by the Executive to follow the lawful directions of James Q. Crowe, Charles C. Miller, III or the Board; provided, however, that in each case other than with respect to clause (iii) above, the Company has provided to the Executive prior written notice of the facts and/or circumstances it claims constitute Cause and the Executive shall not have corrected, cured or remedied such facts and/or circumstances within 30 days after the Executive's receipt of such notice from the Company.

          (g)   "Disability" shall mean a permanent and total disability as defined in the Company's long-term disability insurance program, or, if no such program is in effect, Disability shall mean a total and permanent disability or incapacity resulting from medically demonstrable bodily injury or disease (i) which prevents the Executive from engaging in any regular occupation for compensation or profit, (ii) which has continuously existed for a period of at least six months, and (iii) for which the Executive would be eligible for or is in receipt of disability benefits under the Federal Social Security Act. The existence of a Disability shall be determined by the Board, which may require the Executive to undergo examination by a qualified physician selected by the Board at reasonable times for the purposes of determining whether the Executive has incurred and continues to have a Disability.

          (h)   "Good Reason" shall mean any of the following actions if taken without the Executive's prior written consent: (i) any failure by the Company to comply with its obligations under Section 3 of this Agreement; (ii) any reduction in or failure to pay the Executive's compensation or benefits, except changes to company-wide benefit programs that affect all similarly situated persons similarly; (iii) any reduction in the Executive's title; (iv) any material reduction in the Executive's responsibilities or duties; (v) the assignment to the Executive of any duties materially inconsistent with the position of chief executive officer; or (vi) any relocation of the Executive's place of business to a location 35 miles or more from the current location; provided, however, that in each case the Executive has provided to the Company prior written notice of the facts and/or circumstances he claims constitute Good Reason and the Company shall not have corrected, cured or remedied such facts and/or circumstances within 30 days after the Company's receipt of such notice from the Executive.

          (i)    "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity.

          (j)    "Sale" shall mean (i) the merger or consolidation of the Company with an unaffiliated Person, (ii) the sale or exchange of all or substantially all of the assets or business operations of the Company to an unaffiliated Person, or (iii) the sale or exchange of at least a majority of the outstanding capital stock of the Company to an unaffiliated Person.

          (k)   "Sale Bonus Payment" shall mean 1% of the amount of the Sale Proceeds minus 75% of the total amount of all Quarterly Bonus Payments made to the Executive during the Term; provided, however, that if 75% of the total of such Quarterly Bonus Payments is equal to or greater than 1% of the amount of the Sale Proceeds, the Executive shall not be entitled to receive a Sale Bonus Payment.

          (l)    "Sale Proceeds" shall mean:

            (A)  the sum of (i) the amount of cash, the principal amount of any notes, and the fair market value (on the date of payment) of all other securities and other property (including any written contractual earn-out agreement) paid or payable, directly or indirectly, by the acquiring party (the "Acquiror") to the owner of the securities of the acquired party or the seller of the acquired business or assets (in either case, the "Acquired"), in connection with a Sale or a transaction related thereto, after taking into account any working capital or similar adjustments and (ii) the amount of any long-term liabilities of the Acquired (including obligations relating to any capitalized leases) and the principal amount of any indebtedness for borrowed money (x) reflected on the Acquired's balance sheet at the time of a Sale or repaid or retired in anticipation of a Sale (if such Sale takes the form of a merger or consolidation or a sale or exchange of stock) or (y) assumed directly or indirectly by the Acquiror in connection with a Sale (if such Sale takes the form of a sale or exchange of assets), minus (iii) the amount of any long-term liabilities of the Acquired not assumed directly or indirectly by the Acquiror in connection with a Sale (regardless of the form of the transaction between the Acquiror and the Acquired). For purposes of this definition, an Acquiror shall be deemed to have assumed its pro rata share, based on equity ownership, of any long-term liabilities to the extent that the Acquiror has obtained more than 50%, but less than 100%, of the capital stock of the Company in a Sale; and

            (B)  In addition, notwithstanding the foregoing, the chief executive officer of Level 3 Communications, Inc. shall have the right to determine, upon the exercise of his good faith and in his sole discretion, the amount by which the Sale Proceeds for purposes of this Agreement shall be adjusted if the nature of the terms of the Sale that created the Sale Proceeds contain contingencies (including, without limitation, receipt of a promissory note or earn-out agreement) or other elements (including, without limitation, continuing guarantees by Level 3 Communications, Inc. or any of its other affiliates), that would reduce the current value of the Sale to Level 3 Communications, Inc.

  For purposes of this Agreement, "Sale Proceeds" shall equal the amount as determined by subparagraph (A) of this definition as adjusted, if any, by the provisions of subparagraph (B).

          (m)  "Term" shall have the meaning set forth in Section 2 below.

        2.    Term of Agreement; Duties.

          (a)   Subject to Section 4 below, this Agreement shall be effective on the date hereof and shall continue in effect through December 31, 2007 (the "Term"). Upon expiration of the Term, all obligations of the parties under this Agreement (except obligations to pay money that exist as of the end of the Term and any obligation that by its terms survives the expiration of the Term) shall terminate and this Agreement shall have no further effect.

          (b)   The Executive will have such duties as are assigned or delegated to the Executive by the Board from time to time. As of the date of this Agreement, the Executive is the Chief Executive Officer of the Company and a member of the Board. From the date of this Agreement through the earlier of (i) the date a Sale is consummated or (ii) the end of the Term, the Executive will devote his entire business time, attention, skill, and energy exclusively to the business of the Company, will use his good faith efforts to promote the success of the Company's business, and will cooperate fully with the Board in the advancement of the best interests of the Company and its stockholder(s), which may include a Sale. Notwithstanding the foregoing, the Executive may continue to serve as a member of the board of directors of the two companies not affiliated with the Company that he currently serves in that capacity, and the time the Executive spends in performing his duties as a member of such boards of directors shall be deemed approved time off from the time he is required under this Agreement to devote to the business of the Company. Upon request by the Executive, and subject to the consent of the Board in its sole discretion, the Executive may become a member of the board of directors of one additional company not affiliated with the Company, and his services on such board of directors would likewise be deemed approved time off.

        3.    Payment of Bonus Award.

          (a)   Subject to Section 4 below, the Company shall pay to the Executive $250,000 on each of March 31, 2006, June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007 (each a "Quarterly Bonus Payment"); provided, however, that the payment of any Sale Bonus Payment shall terminate the Company's obligation to make any Quarterly Bonus Payments payable after the date of such Sale Bonus Payment.

          (b)   Subject to Section 4 below, the Company shall pay the Executive the Sale Bonus Payment within two (2) business days following receipt by the Company or its stockholder(s), as applicable, of the Sale Proceeds.

          (c)   Any provision of this Agreement to the contrary notwithstanding, the Sales Bonus Payment shall be paid to the Executive no later than the March 15 following the end of the calendar year in which the Bonus Payment is no longer subject to a substantial risk of forfeiture under Section 409A of the Internal Revenue Code of 1986, as amended.

        4.    Termination of Employment and Compensation upon Termination.

          (a)   The Executive and the Company acknowledge that the employment of the Executive by the Company is "at will" and may be terminated by either the Executive or the Company at any time.

          (b)   In the event of a termination of the Executive's employment during the Term due to death or Disability, the Company shall pay to the Executive or the Executive's estate, as applicable, a pro rata portion of the Cash Bonus Payment through the effective date of termination, and no other compensation under this Agreement will be owed to the Executive or the Executive's estate; provided, however, that if a definitive agreement relating to a Sale has been executed at the effective date of such termination, or if a definitive agreement relating to a Sale is subsequently executed with a party with whom the Company has had substantive negotiations regarding a Sale prior to the effective date of such termination, or with an affiliate of such party, and such negotiations have not been interrupted for a material period of time (90 days or more) prior to the date of execution of such definitive agreement, the Company shall also pay to the Executive or the Executive's estate, as applicable, the Sale Bonus Payment. For example, if the Executive is Disabled at a time when a definitive agreement regarding a Sale has been executed, the amounts owed to the Executive shall equal (1) a pro rata portion of the Cash Bonus Payment through the effective date of termination, plus (2) the amount of the Sale Bonus Payment. For purposes of this Section 4(b), the effective date of termination of the Executive's employment with the Company shall be the date of the Executive's death or the date the Executive is determined by the Board to be Disabled, as applicable.

          (c)   In the event of a termination of the Executive's employment during the Term (i) by the Company with Cause, or (ii) by the Executive without Good Reason, the Company shall have no obligation to pay to the Executive any further Quarterly Bonus Payments or the Sale Bonus Payment.

          (d)   In the event of a termination of the Executive's employment during the Term (i) by the Company without Cause, or (ii) by the Executive with Good Reason, the Company shall pay to the Executive $2,000,000 minus 75% of the total amount of all Quarterly Bonus Payments made to the Executive through the effective date of such termination; provided, however, that if a definitive agreement relating to a Sale has been executed at the effective date of such termination, or if a definitive agreement relating to a Sale is subsequently executed with a party with whom the Company has had substantive negotiations regarding a Sale prior to the effective date of such termination, or with an affiliate of such party, and such negotiations have not been interrupted for a material period of time (90 days or more) prior to the date of execution of such definitive agreement, the Company shall pay the Sale Bonus Payment to the Executive in full substitution for the payments contemplated in the first clause of this sentence. For example, if the Executive is terminated without Cause at a time when no definitive agreement relating to a Sale has been executed, the amounts owed to the Executive shall equal $2,000,000 minus 75% of the total amount of all Quarterly Bonus Payments paid to the Executive prior to the date of termination. An additional example: If the Executive is terminated without Cause at a time when a definitive agreement regarding a Sale has been executed (or if appropriate negotiations conclude in a definitive agreement), the amounts owed to the Executive shall equal the amount of the Sale Bonus Payment, which will have included in its calculation a deduction of 75% of the total amount of all Quarterly Bonus Payments made to the Executive during the Term.

          Notwithstanding the preceding paragraph, if the Company terminates the Executive's employment during the Term for a performance-related reason that does not constitute Cause, the Executive will be entitled to only one-half of the payments contemplated by the preceding paragraph if (i) prior to the effective date of the termination, the Board gives the Executive written notice specifically detailing the performance-related concern(s), and (ii) after the passage of 90 days following the Executive's receipt of such notice, the Board has reasonably concluded, and expressly found, that the Executive has not corrected, cured or remedied the performance-related concern(s) described in such notice.

          (e)   If the Executive's employment is not terminated prior to the expiration of the Term, then if a definitive agreement relating to a Sale has been executed prior to the expiration of the Term or if a definitive agreement relating to a Sale is subsequently executed with a party with whom the Company has had substantive negotiations regarding a Sale prior to the effective date of such termination, or with an affiliate of such party, and such negotiations have not been interrupted for a material period of time (90 days or more) prior to the date of execution of such definitive agreement, the Executive shall be entitled to the Sale Bonus Payment if the transaction contemplated by that definitive agreement is consummated after the expiration of the Term, subject to the crediting of 75% of the total amount of all Quarterly Bonus Payments made to the Executive during the Term as contemplated by the definition of Sale Bonus Payment.

          (f)    Notwithstanding any other provision in this Agreement to the contrary, to the extent that the calculation of the Sale Bonus Payment will result in a value that is less than or equal to 75% of the total amount of the Quarterly Bonus Payments made to the Executive during the Term, the Company shall have no obligation to pay any Sale Bonus Payment.

        5.    Severance.    In the event before or after the expiration of the Term the Executive's employment with the Company or any of its affiliates is terminated by the Company without Cause or by the Executive with Good Reason, then, in addition to any amounts described in Section 4 above, if any, the Executive shall be entitled to (i) a severance payment in the amount of $222,450 payable in cash within two (2) business days following the termination of the Executive's employment, and (ii) executive outplacement services commensurate with a chief executive officer position, which services shall be provided by Right Management Consultants or another nationally recognized outplacement service firm selected by the Board for a period of six (6) months at no expense to the Executive. The severance benefits contemplated by this Section 5 shall supersede any and all other severance benefits to which the Executive may be entitled. Any payments made under this Section 5 are conditioned upon the Executive having executed the form of waiver and release presented by the Company.

        6.    Withholding Taxes.    The Company shall withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

        7.    Non Disparagement.    During the Term and for a 12-month period following the Executive's termination of employment with the Company, the Executive will engage in no conduct and make no statements that are derogatory about or detrimental to the Company, any of its affiliates, or any of their respective officers or employees, subject to the Employee's obligation under appropriate legal compulsion to testify truthfully in any litigation that may arise. The Executive further agrees to continue to cooperate with the Company and its representatives in all pending and future claims and litigation against the Company about which he may have information and knowledge. The Company agrees neither it, nor its officers or directors, will make any public statements that are derogatory about, or detrimental to, the Executive.

        8.    No Solicitation/No Competition.    During the Term and for a 12 month period following the Executive's termination of employment with the Company, the Executive agrees that he will not: (a) hire or solicit, directly or indirectly, for himself or on behalf of a third party, the services of any employee of the Company or any of its affiliates during their employment with the Company or an affiliate and for a period of twelve (12) months after they are no longer employed by the Company or an affiliate, without the Company's prior written consent; (b) be engaged, directly or indirectly, as an owner (if a publicly traded U.S. corporation, this should be read as "owner of 5% or more of the outstanding common stock"), principal, director, officer, partner, consultant, employee, independent contractor, distributor, or agent of any person, business or entity that is engaged in the business of marketing or selling (through telephone, electronic and/or direct solicitation or the use of seminars and meetings) in competition with the Company: (i) computer software (other than custom-developed software); (ii) computer hardware and other computer-related goods and services; and/or (iii) software, technical and consulting services related to information technology; or (c) contact, directly or indirectly, any person, business or entity that is a customer of the Company as of or prior to the date of the Executive's termination of employment with the Company, for the purpose of marketing or selling computer software, hardware and other computer-related goods and services and/or software, technical and consulting services relating to information technology to such customer in competition with the Company, without the Company's prior written consent. For purposes of clause (b) of this Section 8, the Company may grant its prior written consent in its sole and absolute discretion with regard to subclause (i), and with regard to subclauses (ii) and (iii) will grant its prior written consent after consideration in good faith of the Executive's request, and will not unreasonably withhold such consent; provided, however, that the Executive's request does not also relate to activities that would be contemplated by subclause (i) of clause (b) of this Section 8.

        9.    Confidentiality and Intellectual Property.    The Executive agrees that the terms of this Agreement, and the proposal of and discussions relating to this Agreement, are and shall remain confidential as between the parties, unless, and to the extent, disclosure is required by law or to secure advice from a legal or tax advisor. Upon termination of the Executive's employment with the Company, the Executive shall return all Company equipment and materials and will not at any time, except as authorized by the Company, for his own benefit or the benefit of any other person or entity, disclose or cause to be disclosed any information, materials, systems, procedures, processes, manuals, forms, customer or employee lists, business plans or other trade secrets or confidential information regarding the Company. To this end, the Executive agrees that he remains bound by the terms of the Confidentiality and Non-Solicitation Agreement dated as of November 29, 2001, between the Company and the Executive.

        10.    Successors and Assigns; No Third-Party Beneficiaries.    This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors, assigns and legal representatives and the Executive, his heirs and legal representatives. The Executive may not assign, transfer, or otherwise dispose of this Agreement, or any of his rights or obligations hereunder (other than his rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer or other disposition without such consent shall be null and void. The Company shall be entitled to assign this Agreement, without the prior written consent of the Executive, (i) in connection with the merger or consolidation of the Company with another unaffiliated corporation, or (ii) in connection with the sale of all or substantially all of the assets or business operations of the Company to another person or entity; provided, however, that such assignee expressly assumes all of the rights and obligations of the Company hereunder; and provided further that solely with respect to any obligation of the Company to make a Sale Bonus Payment, the Company shall remain liable with respect to such obligation in the event of a default by such assignee. After any such assignment, this Agreement shall continue in full force and effect.

        11.    Entire Agreement.    This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof; provided, however, that the Special Retention and Bonus Agreement dated as of May 19, 2004 between the Company and the Executive (the "2004 Agreement") shall be deemed superseded only after the Company has made the 2005 Bonus Payment in the amount of $250,000 due December 31, 2005 (the "Last 2005 Bonus Payment"); and provided further that nothing in this Agreement is intended to affect the Executive's rights to payments or benefits provided to the Executive under the Company's regular salary, bonus, equity based compensation and welfare benefit plans.

        12.    Waiver and Amendments.    Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

        13.    Severability and Governing Law.    If any provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

        14.    Section Headings.    The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof, affect the meaning or interpretation hereof or of any term or provision hereof.

        15.    Obligations Contingent on Performance.    The obligations of the Company hereunder, including its obligation to make the payments provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

        16.    Waiver and Release.    The Executive acknowledges and agrees that the payments under this Agreement are made by the Company for the complete waiver and release of the Company, and its directors, officers, employees, agents or successors, (i) of all rights, and claims, of any type or character, that the Executive may have relating to that certain Cancellation Agreement between the Company and the Executive dated as of September 18, 2002 (the "Cancellation Agreement") or the Management Continuity Agreement (as defined in the Cancellation Agreement), (ii) upon payment of the Last 2005 Bonus Payment, all rights, and claims, of any type or character, that the Executive may have relating to the 2004 Agreement; and (iii) of and from any demands or claims, of whatever kind or nature, whether known or unknown, arising out of his employment with the Company, including, but not limited to, claims of breach of express or implied contract, promissory estoppel, detrimental reliance, wrongful discharge, infliction of emotional distress, claims under the Employee Retirement Income Security Act of 1974 or the Family and Medical Leave Act of 1993, the WARN Act, or claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, or any other local, state or federal law or regulation, through the date of this Agreement; provided, however, that notwithstanding the foregoing, nothing in this Agreement waives or releases any right of the Executive under that certain Letter Agreement between the Executive and the Company dated as of September 18, 2002 (the "Letter Agreement") to the extent not previously waived or released by the Executive and that the Letter Agreement shall remain in full force and effect, except as contemplated by the terms of the Letter Agreement.

        17.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

        18.    Payments.    The parties to this Agreement acknowledge and agree that the payments to be made to the Executive may be made by the Company, Level 3 Communications, Inc. or an affiliate of Level 3 Communications, Inc., but that the obligations of the Company described in this Agreement are solely the obligations of the Company. Receipt by the Executive of a payment from any of the Company, Level 3 Communications, Inc. or an affiliate of Level 3 Communications, Inc. shall satisfy the obligation to make that payment under this Agreement.

        19.    Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Keith Coogan 5209 Englenook Court Plano, TX 75023
If to the Company:	Software Spectrum, Inc. c/o Level 3 Communications, Inc. 1025 Eldorado Boulevard Broomfield, Colorado 80021 Attention: Chief Legal Officer/General Counsel

* * *

[Signatures to appear on the following page]

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SOFTWARE SPECTRUM, INC.
/s/ CHARLES C. MILLER, III
By:	Charles C. Miller, III
Title:	Director
Executive
/s/ KEITH R. COOGAN Keith R. Coogan

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SOFTWARE SPECTRUM, INC. SPECIAL RETENTION BONUS AGREEMENT